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PROSPECTUS DATED  AUGUST 22, 1997                    PRICING STATEMENT NO. 9 TO
PROSPECTUS SUPPLEMENT                      REGISTRATION STATEMENT NO. 333-34149
DATED SEPTEMBER 3, 1997                                         JANUARY 5, 1999
                                                                 RULE 424(b)(3)

                      DONALDSON, LUFKIN & JENRETTE, INC.
                               MEDIUM-TERM NOTES
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

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

Principal Amount:         $20,000,000             Optional Conversion:             N/A

Price To Public:         100%                     Notice Date:                     N/A
Underwriting Discount:     0.50000 %
Proceeds To Issuer:       99.5 %                  Conversion Date:                 N/A

Settlement Date           January 8th, 1999       Interest Rate:                   N/A
(Original Issue Date):

Specified Currency:       US Dollars              Day Count:                       N/A

Authorized Denomination:  $1,000                  Interest Payment Dates:          N/A

Maturity Date:            January 8th, 2004       First Payment:                   N/A

Interest Rate:            3 M Libor + 75 bp       Optional Repayment Date:         Non-Call/Life
    First Coupon:         5.81031%
    Last Coupon:          3 M Libor + 75 bp       Initial Redemption Date:         N/A

Day Count:                Actual/360              Initial Redemption               N/A
                                                  Percentage:

Interest Payment Dates:   Quarterly,              Annual Redemption                N/A
Interest Reset Dates:     8th of January,         Percentage Reduction:
                          April, July,
                          October

Interest Determination    2 London Business       Book Entry Note or               B/E
Date:                     days prior to Interest  Certified Note:
                          Reset Date

First Payment:            April 8th, 1999         Total Amount or OID              0

                                                   CUSIP:                          25766CAR5

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Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION